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                                                                      EXHIBIT 12

                     STC BROADCASTING, INC. AND SUBSIDIARIES
                         STATEMENT OF FIXED CHARGE RATIO
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                   FOR THE TEN MONTHS ENDED DECEMBER 31, 1997

                                                          1997                      1998
                                                     --------------            -------------
Net loss applicable to common stockholder            $  (11,582,652)           $  (6,899,862)

Fixed charges                                            14,044,242               24,486,041

Income tax (benefit) provision                             (299,000)                  97,000
                                                     --------------            -------------
Earnings:                                            $    2,162,590            $  17,683,179
                                                     ==============            =============



Fixed charges:
     Preferred stock dividends and accretion         $    3,763,225            $   5,100,454
     Interest expense                                     9,502,041               16,300,523
     Amortization of deferred financing charges             778,976                  663,588
     Write off of deferred financing costs                       --                2,421,476
     Rental expense                                              --                       --
                                                     --------------            -------------
                                                     $   14,044,242            $  24,486,041
                                                     ==============            =============

Deficiency of earnings to fixed charges              $  (11,881,652)           $  (6,802,862)
                                                     ==============            =============